                                                                    Exhibit 12.1

Ratio of earnings to fixed charges


                                January 3,     January 2,     January 1,   December 30,   December 29,
                                   1998           1999           2000          2000           2001
                              ------------------------------------------------------------------------
 Earnings (1)                   25,205,800     26,022,400     36,065,600     40,598,000     50,319,700
Fixed Charges                   10,867,933      9,705,400      8,957,967     19,841,133     25,272,533
                              ------------------------------------------------------------------------

   Total                        36,073,733     35,727,800     45,023,567     60,439,133     75,592,233
[divided by]
Fixed Charges                   10,867,933      9,705,400      8,957,967     19,841,133     25,272,533
                              ------------------------------------------------------------------------

 Ratio of earnings to
  fixed charges                        3.3            3.7            5.0            3.0            3.0
                              ========================================================================

Fixed Charges:
Interest Expense                 8,220,900      7,293,100      6,503,600     15,462,700     17,697,700
Amortization of
 deferred financing
 costs                              52,900         48,800         48,800        401,300      1,085,900
1/3 of Net Rent Expense          2,594,133      2,363,500      2,405,567      3,977,133      6,488,933
                               -----------------------------------------------------------------------

Total Fixed Charges             10,867,933      9,705,400      8,957,967     19,841,133     25,272,533




                               Pro Forma                                      Pro forma
                              December 29,      March 31,      March 30,      March 30,
                                  2001            2001           2002            2002
                              ---------------------------------------------------------
 Earnings (1)                   33,425,000      9,606,900     19,888,700     12,348,000
Fixed Charges                   43,762,733      5,944,633      5,254,833     10,500,133
                              ---------------------------------------------------------

   Total                        77,187,733     15,551,533     25,143,533     22,848,133
[divided by]
Fixed Charges                   43,762,733      5,944,633      5,254,833     10,500,133
                              ---------------------------------------------------------

 Ratio of earnings to
  fixed charges                        1.8            2.6            4.8            2.2
                              =========================================================

Fixed Charges:
Interest Expense                33,569,000      4,269,000      3,726,100      8,352,000
Amortization of
 deferred financing
 costs                           2,860,400         53,400         95,400        714,800
1/3 of Net Rent Expense          7,333,333      1,622,233      1,433,333      1,433,333
                              ---------------------------------------------------------

Total Fixed Charges             43,762,733      5,944,633      5,254,833     10,500,133

(1) Represents earnings before patronage dividends.